Exhibit 14(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this registration statement on Form N-14 (the "Registration Statement") of our report dated February 7, 2003, relating to the financial statements and financial highlights of Hartford Mutual Investment Fund, Inc. which appear in the December 31, 2002 financial statements of Hartford Mutual Investment Fund, Inc., which are also included in the Registration Statement. We also consent to the references to us under the headings “Independent Accountants” and “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

January 14, 2004